EXHIBIT 10.23

FIRST FINANCIAL BANCORP. SCHEDULE OF DIRECTORS’ FEES

Each non-employee director of First Financial Bancorp. will receive the following fees for services as a director and for services as a committee member, if applicable. Directors who are also employees of First Financial Bancorp. will not receive these fees.

Fee Type	Amount of Fee
Annual Retainer	$15,000

Board Meeting Attendance	$750 per meeting – in person or via teleconference

Committee Meeting Attendance	$500 per meeting – in person or via teleconference

Committee Chair Annual Retainer	$1,000

In addition to the fees above, Bruce E. Leep, receives $30,000 annually for serving as the chairman of the board of directors of First Financial Bancorp.

First Financial Bancorp. also pays taxes imposed on directors’ fees by the city of Hamilton, Ohio.

The $15,000 annual retainer fee may be paid in cash, or the director may elect to have all or part of the annual retainer fee paid in shares of First Financial Bancorp. common stock pursuant to the First Financial Bancorp. Director Fee Stock Plan.

Pursuant to the First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors, each non-employee director receives in the year in which he or she is elected initially or re-elected to the board of directors an option to purchase 8,663 shares of common stock. The exercise price for each option granted is 100% of the fair market value on the date of grant.